SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 4)*

MEDEQUITIES REALTY TRUST, INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

58409L306

(CUSIP Number)

Eric M. Albert

BlueMountain Capital Management, LLC

280 Park Avenue, 12th Floor

New York, New York 10017

212-905-5647

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 10, 2019

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 58409L306	Page 2

1	NAMES OF REPORTING PERSONS BlueMountain Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,382,716
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,382,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,382,716
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.3% (1)
14	TYPE OF REPORTING PERSON (See instructions) IA

(1)

The percentage set forth in Row 13 of this Cover Page is based on the 31,862,628 shares of Common Stock (as defined in Item 1) outstanding as of November 5, 2018, as reported on Form 10-Q (as defined in Item 5).

CUSIP No. 58409L306	Page 3

1	NAMES OF REPORTING PERSONS BlueMountain GP Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 998,381
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 998,381
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 998,381
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 3.1% (1)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 31,862,628 shares of Common Stock outstanding as of November 5, 2018, as reported on Form 10-Q.

CUSIP No. 58409L306	Page 4

1	NAMES OF REPORTING PERSONS BlueMountain Long/Short Credit GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 85,932
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 85,932
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 85,932
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% (1)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 31,862,628 shares of Common Stock outstanding as of November 5, 2018, as reported on Form 10-Q.

CUSIP No. 58409L306	Page 5

1	NAMES OF REPORTING PERSONS BlueMountain Guadalupe Peak Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 85,932
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 85,932
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 85,932
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3% (1)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 31,862,628 shares of Common Stock outstanding as of November 5, as reported on Form 10-Q.

CUSIP No. 58409L306	Page 6

1	NAMES OF REPORTING PERSONS BlueMountain Credit Opportunities GP I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 384,331
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 384,331
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 384,331
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2% (1)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 31,862,628 shares of Common Stock outstanding as of November 5, 2018, as reported on Form 10-Q.

CUSIP No. 58409L306	Page 7

1	NAMES OF REPORTING PERSONS BlueMountain Credit Opportunities Master Fund I L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 384,331
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 384,331
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 384,331
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2% (1)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 31,862,628 shares of Common Stock outstanding as of November 5, 2018, as reported on Form 10-Q.

CUSIP No. 58409L306	Page 8

1	NAMES OF REPORTING PERSONS BlueMountain Strategic Credit GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware, United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 143,787
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 143,787
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,787
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (1)
14	TYPE OF REPORTING PERSON (See instructions) OO

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 31,862,628 shares of Common Stock outstanding as of November 5, 2018, as reported on Form 10-Q.

CUSIP No. 58409L306	Page 9

1	NAMES OF REPORTING PERSONS BlueMountain Strategic Credit Master Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 143,787
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 143,787
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 143,787
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.5% (1)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 31,862,628 shares of Common Stock outstanding as of November 5, 2018, as reported on Form 10-Q.

CUSIP No. 58409L306	Page 10

1	NAMES OF REPORTING PERSONS BlueMountain Montenvers GP S.à r.l.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 384,335
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 384,335
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 384,335
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2% (1)
14	TYPE OF REPORTING PERSON (See instructions) CO

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 31,862,628 shares of Common Stock outstanding as of November 5, 2018, as reported on Form 10-Q.

CUSIP No. 58409L306	Page 11

1	NAMES OF REPORTING PERSONS BlueMountain Montenvers Master Fund SCA SICAV-SIF
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions) (a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (See instructions) WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 384,335
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 384,335
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 384,335
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.2% (1)
14	TYPE OF REPORTING PERSON (See instructions) PN

(1)	The percentage set forth in Row 13 of this Cover Page is based on the 31,862,628 shares of Common Stock outstanding as of November 5, 2018, as reported on Form 10-Q.

CUSIP No. 58409L306	Page 12

Item 1. Security of the Issuer.

This Amendment No. 4 amends the Schedule 13D filed with the Securities and Exchange Commission on October 11, 2016 (as amended by Amendment No. 1 thereto filed on March 29, 2017, Amendment No. 2 thereto filed on May 21, 2018 and Amendment No. 3 thereto filed on November 9, 2018, the “Schedule 13D”), relating to the shares of Common Stock, par value $0.01 per share (the “Common Stock”), of MedEquities Realty Trust, Inc., a Maryland corporation (the “Issuer”). The Issuer’s principal executive office is located at 3100 West End Avenue, Suite 1000, Nashville, Tennessee 37203. Unless specifically amended hereby, the disclosures set forth in the Schedule 13D remain unchanged.

Item 5. Interest in Securities of the Issuer.

Paragraphs (c) and (e) of Item 5 of the Schedule 13D are hereby deleted and replaced with the following:

(c) During the last 60 days, BMCM and the BlueMountain Funds effected the following transactions in the Common Stock:

Date	BlueMountain Fund	Amount	Price per Share	Type of Transaction
November 15, 2018	BMCA	2,132	$7.55	open market sale
November 15, 2018	BMGP	477	$7.55	open market sale
November 15, 2018	BMCO	2,132	$7.55	open market sale
November 15, 2018	BMSC	798	$7.55	open market sale
November 15, 2018	BMM	2,132	$7.55	open market sale
November 15, 2018	BMCA	1,390	$7.50	open market sale
November 15, 2018	BMGP	311	$7.50	open market sale
November 15, 2018	BMCO	1,390	$7.50	open market sale
November 15, 2018	BMSC	520	$7.50	open market sale
November 15, 2018	BMM	1,389	$7.50	open market sale
November 16, 2018	BMCA	1,489	$7.55	open market sale
November 16, 2018	BMGP	333	$7.55	open market sale
November 16, 2018	BMCO	1,488	$7.55	open market sale
November 16, 2018	BMSC	557	$7.55	open market sale
November 16, 2018	BMM	1,489	$7.55	open market sale
November 16, 2018	BMCA	2,779	$7.50	open market sale
November 16, 2018	BMGP	621	$7.50	open market sale
November 16, 2018	BMCO	2,780	$7.50	open market sale
November 16, 2018	BMSC	1,040	$7.50	open market sale
November 16, 2018	BMM	2,780	$7.50	open market sale
November 19, 2018	BMCA	167	$7.45	open market sale
November 19, 2018	BMGP	37	$7.45	open market sale
November 19, 2018	BMCO	167	$7.45	open market sale
November 19, 2018	BMSC	62	$7.45	open market sale
November 19, 2018	BMM	167	$7.45	open market sale
November 19, 2018	BMCA	254	$7.50	open market sale
November 19, 2018	BMGP	57	$7.50	open market sale
November 19, 2018	BMCO	254	$7.50	open market sale
November 19, 2018	BMSC	95	$7.50	open market sale
November 19, 2018	BMM	254	$7.50	open market sale
November 21, 2018	BMCA	2,001	$7.16	open market sale
November 21, 2018	BMGP	447	$7.16	open market sale
November 21, 2018	BMCO	2,001	$7.16	open market sale
November 21, 2018	BMSC	749	$7.16	open market sale
November 21, 2018	BMM	2,002	$7.16	open market sale
November 23, 2018	BMCA	2,779	$7.15	open market sale
November 23, 2018	BMGP	621	$7.15	open market sale
November 23, 2018	BMCO	2,780	$7.15	open market sale
November 23, 2018	BMSC	1,040	$7.15	open market sale
November 23, 2018	BMM	2,780	$7.15	open market sale

CUSIP No. 58409L306	Page 13

Date	BlueMountain Fund	Amount	Price per Share	Type of Transaction
November 26, 2018	BMCA	1,390	$7.17	open market sale
November 26, 2018	BMGP	311	$7.17	open market sale
November 26, 2018	BMCO	1,390	$7.17	open market sale
November 26, 2018	BMSC	520	$7.17	open market sale
November 26, 2018	BMM	1,389	$7.17	open market sale
November 26, 2018	BMCA	169	$7.15	open market sale
November 26, 2018	BMGP	38	$7.15	open market sale
November 26, 2018	BMCO	169	$7.15	open market sale
November 26, 2018	BMSC	63	$7.15	open market sale
November 26, 2018	BMM	168	$7.15	open market sale
November 27, 2018	BMCA	1,390	$7.07	open market sale
November 27, 2018	BMGP	311	$7.07	open market sale
November 27, 2018	BMCO	1,390	$7.07	open market sale
November 27, 2018	BMSC	520	$7.07	open market sale
November 27, 2018	BMM	1,389	$7.07	open market sale
November 27, 2018	BMCA	445	$7.08	open market sale
November 27, 2018	BMGP	99	$7.08	open market sale
November 27, 2018	BMCO	445	$7.08	open market sale
November 27, 2018	BMSC	167	$7.08	open market sale
November 27, 2018	BMM	445	$7.08	open market sale
November 28, 2018	BMCA	2,780	$7.00	open market sale
November 28, 2018	BMGP	621	$7.00	open market sale
November 28, 2018	BMCO	2,779	$7.00	open market sale
November 28, 2018	BMSC	1,040	$7.00	open market sale
November 28, 2018	BMM	2,780	$7.00	open market sale
November 28, 2018	BMCA	1,390	$7.10	open market sale
November 28, 2018	BMGP	311	$7.10	open market sale
November 28, 2018	BMCO	1,390	$7.10	open market sale
November 28, 2018	BMSC	520	$7.10	open market sale
November 28, 2018	BMM	1,389	$7.10	open market sale
November 29, 2018	BMCA	2,779	$7.05	open market sale
November 29, 2018	BMGP	621	$7.05	open market sale
November 29, 2018	BMCO	2,780	$7.05	open market sale
November 29, 2018	BMSC	1,040	$7.05	open market sale
November 29, 2018	BMM	2,780	$7.05	open market sale
November 29, 2018	BMCA	1,390	$7.10	open market sale
November 29, 2018	BMGP	311	$7.10	open market sale
November 29, 2018	BMCO	1,390	$7.10	open market sale
November 29, 2018	BMSC	520	$7.10	open market sale
November 29, 2018	BMM	1,389	$7.10	open market sale
November 30, 2018	BMCA	2,780	$6.92	open market sale
November 30, 2018	BMGP	621	$6.92	open market sale
November 30, 2018	BMCO	2,779	$6.92	open market sale
November 30, 2018	BMSC	1,040	$6.92	open market sale
November 30, 2018	BMM	2,780	$6.92	open market sale
November 30, 2018	BMCA	1,126	$6.88	open market sale
November 30, 2018	BMGP	252	$6.88	open market sale
November 30, 2018	BMCO	1,126	$6.88	open market sale
November 30, 2018	BMSC	421	$6.88	open market sale
November 30, 2018	BMM	1,126	$6.88	open market sale
December 3, 2018	BMCA	2,779	$6.90	open market sale
December 3, 2018	BMGP	621	$6.90	open market sale
December 3, 2018	BMCO	2,780	$6.90	open market sale
December 3, 2018	BMSC	1,040	$6.90	open market sale
December 3, 2018	BMM	2,780	$6.90	open market sale

CUSIP No. 58409L306	Page 14

Date	BlueMountain Fund	Amount	Price per Share	Type of Transaction
December 3, 2018	BMCA	95	$6.95	open market sale
December 3, 2018	BMGP	21	$6.95	open market sale
December 3, 2018	BMCO	95	$6.95	open market sale
December 3, 2018	BMSC	36	$6.95	open market sale
December 3, 2018	BMM	95	$6.95	open market sale
December 4, 2018	BMCA	835	$6.85	open market sale
December 4, 2018	BMGP	187	$6.85	open market sale
December 4, 2018	BMCO	835	$6.85	open market sale
December 4, 2018	BMSC	312	$6.85	open market sale
December 4, 2018	BMM	835	$6.85	open market sale
December 6, 2018	BMCA	1,283	$6.67	open market sale
December 6, 2018	BMGP	287	$6.67	open market sale
December 6, 2018	BMCO	1,283	$6.67	open market sale
December 6, 2018	BMSC	480	$6.67	open market sale
December 6, 2018	BMM	1,284	$6.67	open market sale
January 10, 2019	BMCA	13,898	$10.45	open market sale
January 10, 2019	BMGP	3,106	$10.45	open market sale
January 10, 2019	BMCO	13,898	$10.45	open market sale
January 10, 2019	BMSC	5,200	$10.45	open market sale
January 10, 2019	BMM	13,898	$10.45	open market sale
January 10, 2019	BMCA	2,780	$10.50	open market sale
January 10, 2019	BMGP	621	$10.50	open market sale
January 10, 2019	BMCO	2,779	$10.50	open market sale
January 10, 2019	BMSC	1,040	$10.50	open market sale
January 10, 2019	BMM	2,780	$10.50	open market sale
January 10, 2019	BMCA	6,949	$10.53	open market sale
January 10, 2019	BMGP	1,553	$10.53	open market sale
January 10, 2019	BMCO	6,949	$10.53	open market sale
January 10, 2019	BMSC	2,600	$10.53	open market sale
January 10, 2019	BMM	6,949	$10.53	open market sale
January 10, 2019	BMCA	11,118	$10.62	open market sale
January 10, 2019	BMGP	2,485	$10.62	open market sale
January 10, 2019	BMCO	11,118	$10.62	open market sale
January 10, 2019	BMSC	4,160	$10.62	open market sale
January 10, 2019	BMM	11,119	$10.62	open market sale
January 10, 2019	BMCA	6,949	$10.57	open market sale
January 10, 2019	BMGP	1,554	$10.57	open market sale
January 10, 2019	BMCO	6,949	$10.57	open market sale
January 10, 2019	BMSC	2,600	$10.57	open market sale
January 10, 2019	BMM	6,948	$10.57	open market sale
January 10, 2019	BMCA	6,949	$10.55	open market sale
January 10, 2019	BMGP	1,554	$10.55	open market sale
January 10, 2019	BMCO	6,949	$10.55	open market sale
January 10, 2019	BMSC	2,600	$10.55	open market sale
January 10, 2019	BMM	6,948	$10.55	open market sale
January 11, 2019	BMCA	16,677	$10.61	open market sale
January 11, 2019	BMGP	3,728	$10.61	open market sale
January 11, 2019	BMCO	16,678	$10.61	open market sale
January 11, 2019	BMSC	6,240	$10.61	open market sale
January 11, 2019	BMM	16,677	$10.61	open market sale
January 11, 2019	BMCA	5,559	$10.60	open market sale
January 11, 2019	BMGP	1,242	$10.60	open market sale
January 11, 2019	BMCO	5,559	$10.60	open market sale
January 11, 2019	BMSC	2,080	$10.60	open market sale
January 11, 2019	BMM	5,560	$10.60	open market sale

CUSIP No. 58409L306	Page 15

Date	BlueMountain Fund	Amount	Price per Share	Type of Transaction
January 14, 2019	BMCA	6,949	$10.50	open market sale
January 14, 2019	BMGP	1,554	$10.50	open market sale
January 14, 2019	BMCO	6,949	$10.50	open market sale
January 14, 2019	BMSC	2,600	$10.50	open market sale
January 14, 2019	BMM	6,948	$10.50	open market sale
January 14, 2019	BMCA	2,780	$10.51	open market sale
January 14, 2019	BMGP	621	$10.51	open market sale
January 14, 2019	BMCO	2,779	$10.51	open market sale
January 14, 2019	BMSC	1,040	$10.51	open market sale
January 14, 2019	BMM	2,780	$10.51	open market sale
January 14, 2019	BMCA	6,949	$10.57	open market sale
January 14, 2019	BMGP	1,554	$10.57	open market sale
January 14, 2019	BMCO	6,949	$10.57	open market sale
January 14, 2019	BMSC	2,600	$10.57	open market sale
January 14, 2019	BMM	6,948	$10.57	open market sale

No other Reporting Person effected any transactions in any securities of the Issuer.

(e) Each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the Common Stock as of January 10, 2019.

CUSIP No. 58409L306	Page 16

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the undersigned is true, complete and correct.

Date: January 14, 2019

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ ERIC M. ALBERT
Name: Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name: Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name: Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN GUADALUPE PEAK FUND L.P.
BY: BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name: Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name: Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P.
BY: BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name: Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name: Eric M. Albert, Chief Compliance Officer

CUSIP No. 58409L306	Page 17

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P.
BY: BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ ERIC M. ALBERT
Name: Eric M. Albert, Chief Compliance Officer

BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Name: Paul Friedman, Authorized Signatory

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF
BY: BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Name: Paul Friedman, Authorized Signatory

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)